Exhibit 99.1

First US Bank Announces Development of Birmingham Office Complex

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 26, 2016--First US Bank (FUSB) today announced plans to develop an office complex at the intersection of U.S. Highway 280 and Pump House Road in the Birmingham metropolitan area. FUSB, which is headquartered in Thomasville, Alabama, is the wholly-owned banking subsidiary of United Security Bancshares, Inc. (Nasdaq: USBI).

The nearly 3-acre site in unincorporated Jefferson County adjoins Mountain Brook and Vestavia Hills. It was purchased by the bank in late March and will become the home of a new 40,000 square-foot office complex. FUSB expects to occupy approximately one-fourth of the space to house a bank branch, as well as commercial lending and executive offices for the bank. The remaining space will be leased to other businesses.

“We are very excited to be able to move forward with the development of this high-quality office complex in the Birmingham area,” said James F. House, President and Chief Executive Officer of USBI and FUSB. “This represents the culmination of a great deal of effort by a number of individuals over the past several months. In particular, we are grateful for the efforts of the Jefferson County Commission, as well as members of the local community, who helped pave the way for this project. Commissioners Bowman, Brown, Carrington, Knight and Stephens each helped us as we made this important decision.”

The construction of the office complex represents an estimated $14.5 million investment in the Birmingham area, along with the near term creation or relocation of 10 to 20 jobs in Jefferson County, a number that is expected to increase over time.

“We are pleased to be able to welcome another publicly traded financial institution to the Jefferson County area and look forward to First US Bank’s contributions to our communities,” Commissioner Carrington said.

“I believe that First US Bank will be an excellent neighbor to the surrounding communities,” Commission President Stephens said. “The Commission was happy to be able to play a role in helping bring this project to fruition.”

“When a community bank the caliber of First US Bank chooses your community as the launch pad for its future growth, it is further validation of the community’s reputation as a premier banking center. Birmingham and Jefferson County have long been respected for being a top U.S. financial center, and this solidifies that reputation,” added Rick Davis, Senior Vice-President of Economic Development for the Birmingham Business Alliance.

KPS Group Inc. is designing the office complex, and Brasfield & Gorrie will serve as general contractor during construction. Both firms have a significant presence in Birmingham and were selected by the bank based on their level of depth and experience in commercial office design and construction.

The bank has selected the commercial real estate firm of Graham & Company to manage project development and handle pre-leasing of the building’s remaining 30,000 square feet of tenant space.

“We are thrilled to be involved in this project, which adds new office space to the successful U.S. Highway 280 corridor, and represents the first new speculative office development in the Birmingham market in more than seven years,” said Mike Graham, President of Graham & Company. “The bank has assembled a first-rate team that will design and build a facility that the community will be proud of for many years to come.”

This announcement comes on the heels of FUSB opening a loan production office (LPO) in the Office Park area of Mountain Brook. The LPO is currently the focal point of the bank’s commercial lending efforts in the Birmingham area, which are led by J. Samuel Henderson III. “We anticipate Birmingham to be a significant area for the bank’s future growth,” said Henderson, who joined FUSB’s executive management team in January. “We already have a number of great customer relationships established in this area, and we look forward to forging new relationships as our presence here continues to mature.”

The bank expects to occupy the new facility during the second quarter of 2017, with plans to move the commercial lending staff and executive offices housed at the LPO to the new location when it opens. Staff at the new facility will focus on commercial banking and lending but will also offer a full array of loan and deposit services for consumers and businesses. Services will include drive-up ATM and deposit services, as well as a full line of electronic and online banking products. The bank also plans to continue the community-oriented efforts that it has established in its other service areas, which include providing financial education to area students.

“We believe that this new office location will significantly increase the level of service to our commercial customers and to the area,” House said. “Birmingham has a vibrant economy and a rich history as a financial center. We look forward to being a part of that in a significant way in the future.”

Established in 1952, First US Bank serves its customers through its 21 offices in Birmingham, Brent, Butler, Calera, Centreville, Coffeeville, Columbiana, Fulton, Gilbertown, Grove Hill, Harpersville, Jackson, McCalla, Thomasville, Taylorville, Tuscaloosa and Woodstock. In October 2015, the bank opened its 20th location at 2619 University Boulevard in downtown Tuscaloosa where a commercial lending team is located for the Tuscaloosa market, and in April 2016, the bank opened a loan production office in Birmingham. The bank holds more than $570 million in assets, is a member of the Federal Deposit Insurance Corporation, and is an equal opportunity lender. For more information, contact us at the bank’s website, www.firstusbank.com, or by mail to First US Bank, P.O. Box 249, Thomasville, AL 36784. USBI files periodic reports with the Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or www.firstusbank.com.

CONTACT:
First US Bank
J. Samuel Henderson III
EVP Birmingham Market Executive
shenderson@firstusbank.com